Exhibit 10.69

FIRST AMENDMENT TO

INVESTMENT AGREEMENT

This First Amendment to the Investment Agreement (this “First Amendment”) is executed this 23rd day of June, 2017, by and between Rockwell Medical, Inc., a Michigan corporation (the “Company”) and Baxter Healthcare Corporation, a Delaware corporation (“Purchaser”).

RECITALS

A. Purchaser and the Company are parties to that certain Investment Agreement, effective as of October 2, 2014 (the “Agreement”), which was entered into in connection with their execution of the Exclusive Distribution Agreement (the “EDA”) of the same date between the parties.

B. Purchaser and the Company are parties to an arbitration to settle certain disputes arising out of the EDA and desire to enter into this First Amendment in connection with a settlement of their disputes.

AGREEMENT

In consideration of the foregoing and mutual covenants and agreements contained in this First Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Section 7.1(b) of the Agreement is amended and restated in its entirety as follows:

(b)Notwithstanding any other provision herein to the contrary, the Purchaser shall not sell, transfer, assign, donate, pledge or otherwise dispose of the Restricted Shares until the date which is the earlier of one year after the date hereof or the day immediately following the Company’s 2018 annual meeting of shareholders.  On or before the earlier of (i) the occurrence of the date specified in the immediately preceding sentence and (ii) the expiration or termination of the Distribution Agreement, the Company shall direct its transfer agent to reissue the Purchaser’s stock certificate representing the Restricted Shares without any legends (the “Replacement Stock Certificate”) and the Company agrees it will thereafter place no stop orders or restrictions on the Restricted Shares for any reason.

2. Section 7.1(c) of the Agreement is amended and restated in its entirety as follows:

(c) Any new certificate representing Restricted Shares (other than the Replacement Stock Certificate) shall bear a legend substantially in the following form:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Securities Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.  Such shares are also subject to a restriction on transfer contained in an Investment Agreement, dated as of October 2, 2014 (and amended on June 23, 2017).  A copy of the Investment Agreement is available at the Company’s principal executive offices.

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3. Section 7.2(a)(iii) of the Agreement is amended and restated in its entirety as follows:

(iii)(A) fail to (1) grant a proxy to the Company’s designee(s) authorizing such designee(s) to vote with respect to, or (2) otherwise vote, all shares of Common Stock owned as of the relevant record date, in either case, on each director-nominee and proposal in the manner recommended by the Company Board in its proxy statement filed with the SEC in connection with the solicitation of proxies for a meeting of shareholders, (B) fail to give consent as a shareholder, as to all shares of Common Stock owned as of the relevant record date, with respect to each director-nominee and proposal in the manner recommended by the Company Board in its consent statement filed with the SEC in connection with the solicitation of consents in lieu of a meeting of shareholders,  or (C) grant a proxy or otherwise transfer, or allow to be transferred, the right to vote any shares of Common Stock other than to the Company’s designee(s);

4. Governing Law.  All issues and questions concerning the construction, validity, enforcement, and interpretation of this First Amendment shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the laws of the State of Michigan.

5. No Other Changes.  Except as expressly modified in this First Amendment, all other terms and conditions of the Agreement remain unchanged and in full force and effect and shall govern and apply to all matters contemplated by this First Amendment.

6. Interpretation.  The term “Agreement” as used herein shall mean the Agreement as amended, modified, and supplemented by this First Amendment and all other capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

7. Counterparts and Facsimile/PDF Signatures.  This First Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  The parties hereto agree that facsimile transmission or PDF of original signatures shall constitute and be accepted as original signatures.

8. Severability.  In the event that any provision of this First Amendment shall be held to be invalid or unenforceable in any respect, such provision shall be enforced to the fullest extent permitted by law and the remaining provisions of this First Amendment shall remain in full force and effect.  If any such invalid portion constitutes a material term of this First Amendment, the parties hereto shall meet and in good faith seek to mutually agree to modify this First Amendment so as to retain, if possible, the overall essential terms of this First Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their duly authorized representatives and effective as of the date first above written.

COMPANY:		PURCHASER:

ROCKWELL MEDICAL, INC.		BAXTER HEALTHCARE CORPORATION

By:	/s/ Robert Chioini	By:	/s/ Gavin Campbell

Print Name:	Robert Chioini	Print Name:	Gavin Campbell

Title:	Chief Executive Officer	Title:	General Manager, US Renal